EXHIBIT 23.2

CONSENT OF CHARTERED ACCOUNTANTS

          We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 27, 2002, relating to the consolidated financial statements of Bontan Corporation Inc. (formerly known as Dealcheck.com Inc.) as of March 31, 2002 and 2001 and for the fiscal years then ended appearing in the Company's Annual Report on Form 20-F for Foreign Private Issuers for the fiscal year ended March 31, 2002. Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for the fiscal years ended March 31, 2002 and 2001 and the shareholders' equity as at that date to the extent summarized in Note 16 to the consolidated financial statements.

          Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties, and that we accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on it.

/s/  DMCT, LLP

April 30, 2003
Toronto, Canada